LICENSE AGREEMENT

This License Agreement (**"Agreement"**) is entered into as of this 15 day of July, 2011 (the **"Effective Date"**), by and between RevitalVision LLC, a Kansas Limited Liability Corporation, with principal offices at Suite 210, 1617 St. Andrews, Lawrence Kansas 66047 (**"Licensor"**) and Ucansi, Inc., a Delaware corporation, with principal offices at 420 Lexington Avenue Suite New York, New York 10170 (**"Licensee"**), (each a **"Party"** and collectively the **"Parties"**).

WHEREAS, Licensor is the sole and exclusive owner of the intellectual property further specified in **Exhibit A** to this Agreement (the **"Patent"**), and has full right and authority to grant Licensee the rights in the IP granted hereunder; and

WHEREAS, Licensee wishes to obtain from Licensor a non-exclusive license to the Patent, to make, use, develop, commercialize, market, and/or sale vision improvement software applications in the Field of Use (as defined below);

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby declare and agree as follows:

1. Definitions.

1.1. **"Field of Use"** shall mean vision improvement software applications limited to near-vision deficiencies and reading improvement. For clarity, this Field of Use does not include amblyopia or other indications concentrating on improved vision performance not specifically addressing near-vision improvement. Licensee acknowledges Licensor has products addressing myopia, post-lasik, post-cataract products which do not fall under the Field of Use definition.

1.2. **"Net Sales"** shall mean the total amount actually received by the Licensee, or any of Licensee's subsidiaries and or affiliates for a Product or for use of the Product after deduction of: (i) value added taxes, excise and sales taxes, or other tariff duties or taxes imposed on such sales as represented on an invoice or debit note to a customer or end user (excluding income or franchise taxes of any kind); (ii) amounts credited by a credit note, discounts, refunds, rebates, and/or charge-backs and any other retroactive price adjustments for up to three months prior to the invoice date (debit note) of such adjustment; (iii) payment processing fees and charge-backs (iv) fees and commissions charged by distribution channels as Apple (App store), Google's Android Market, Ovi Store and social networks as Facebook (v) amounts for outbound transportation, insurance, handling and shipping, charged to a customer or end user and displayed on an invoice (debit note) related to that sale.

1.3. "**Patent(s)**" shall mean, in addition to the patents listed in Exhibit A attached hereto and incorporated by reference herein, all foreign counterparts, continuations, continuations in part, divisionals, extensions, reexaminations and reissues thereof, and any applications claiming priority to such Patents listed on Exhibit A, which claim their earliest priority filing date to a patent or patent application listed in Exhibit A.

1.4. "**Product**" shall mean any **product** and/or **service** that is designed, developed, manufactured, produced, marketed, distributed and/or licensed by or on behalf of the Licensee and/or any affiliate thereof which in the absence of this Agreement, the manufacture, use, sale, offering for sale, or importation thereof would infringe a Valid Claim of the Patents listed on Exhibit A.

1.5. "**Valid Claim**" shall mean a claim of an issued and unexpired patent within the Patents that has not been held invalid or unenforceable by a court or other governmental agency of competent jurisdiction, which holding is not subject to appeal and which claim has not been disclaimed.

2. Grant of License. Licensor hereby grants Licensee a worldwide, nonexclusive sub licensable to Licensor affiliates and/or subsidiaries (such sub license shall only be for business purposes and not structured to reduce Net Revenues paid to Licensor), license to the Patent; to use the Patent for the development, commercialization and marketing of vision improvement software applications in the Field of Use, including without limitation, to (i) use, have used, make, have made, reproduce and manufacture the Products; and (ii) distribute, sell, have sold, license and sub-license Products; all whether independently or through third parties (the "**License**").

3. Parties' Undertaking – Product Commercialization.

3.1. Licensee shall, no later than 14 days prior to the launch of its first Product for commercial sale in the US, notify Licensor in writing of its pricing strategy of the Product. The foregoing requirement of notice shall not apply to any discounts, refunds, rebates, charge-backs.

3.2. 14 days prior to the commercial launch of its first Product Licensee will provide Licensor, for no consideration, with a user name and password access to the commercial version of the Product. Use of the Product shall only be performed by Licensor personnel solely in support of the rights and obligations of Licensor contemplated by this Agreement. Licensor shall not analyze, decompile, disassemble, reverse engineer (or the like) the Product. The Product will be provided to Licensor "AS IS" without any warranty, regarding its performance or otherwise. Nothing herein shall be construed as granting to Licensor, expressly or by implication, any license or other rights in the Product and/or in any underlying intellectual property, other than to use the Product in the manner and to the extent authorized herein.

3.3. Licensor will provide Licensee, for no consideration, with a user name and password access to Licensor's existing vision correction product immediately after the Licensor has provided it with a user name and password for its product under clause 3.2 above. Use of the Licensor Product shall only be performed by Licensee personnel solely in support of the rights and obligations of Licensee contemplated by this Agreement. Licensee shall not analyze, decompile, disassemble, reverse engineer (or the like) the Licensor Product. The Licensor Product will be provided to Licensee "AS IS" without any warranty, regarding its performance or otherwise. Subject to the License and other rights granted to Licensee herein, nothing herein shall be construed as granting to Licensee, expressly or by implication, any license or other rights in the Licensor Product and/or in any underlying intellectual property, other than to use the Licensor Product in the manner and to the extent authorized herein.

3.4. Any information provided to the Licensor under clause 3.1 above, shall be considered Confidential Information, subject to the provisions of Section 15 below.

4. Consideration.

In consideration for the license granted by the Licensor herein and the grant of rights hereunder, Licensor shall be entitled to receive:

4.1. License Fee. A License Fee in the aggregate amount of US$50,000, payable in three installments as follows: (i) US$25,000 on the Effective Date; (ii) US$10,000 upon the lapse of six months from the Effective Date; and (iii) US$15,000 upon the first anniversary of the Effective Date. All payments shall be made via wire transfer to an account specified by Licensor.

4.2. Milestone Payment. Licensee shall pay Licensor a one-time milestone payment in the amount of US$25,000 upon the earlier to occur of: (i) Licensee has reached aggregate Net Sales under this Agreement of US$1,000,000 (one million USD); and (ii) the Second anniversary of the Effective date (the "Milestone Payment"). The Milestone Payment shall be paid within 30 (thirty) days from the occurrence of the applicable milestone.

4.3. Royalties. Licensee shall pay Licensor royalties from Net Sales as follows (the "**Royalties**"):

(a) For Net Sales up to an aggregate of US$ 3,000,000 (Three Million Dollars) per year, commencing on the Effective Date and every anniversary thereafter, Licensee shall pay Royalties in an amount equal to 5.5% of such Net Sales; and

(b) For amounts of Net Sales exceeding US$ 3,000,000 (Three Million Dollars) in any given year, commencing on the Effective Date and every anniversary thereafter, Licensee shall pay Royalties in an amount equal to 4.5 % of Net Sales.

J.D.L.

(c) Royalties will be paid to Licensor on a quarterly basis, within 30 (thirty) days after the end of each quarter, commencing on the first quarter where the Net Sales were obtained by Licensee. Royalty fees are due and payable via wire transfer to an account specified by Licensor.

4.4. Obligation to Pay Royalties. If certain Products are made, used, imported, or offered for sale before the date this Agreement terminates, and those Products are sold after the termination date, Licensee will pay Licensor royalty as set out in Section 4.3 for its exercise of rights based on the Net Sales of those Products.

4.5. Whereas the Licensor provides Licensee the rights granted in this Agreement AS IS and WITH ALL FAULTS, as defined in Section 10. Should the Licensee ever be subjected to senior rights concerning specifically the rights provided by this agreement, the Licensee shall be entitled to the following:

(a) If Licensor has not licensed and the Licensee is compelled to pay to a third party for the licensing to the Licensee of such third party's patent or know-how covering a product ("a Third Party IP") Licensee shall be able to deduct from Royalties paid to Licensor of the royalties paid to third party for said Third Party IP, as long as the following conditions are met; (i) such deduction may not exceed 50% of the Royalties payable to Licensor prior to any such deduction pursuant to this clause, and (ii) the agreement between Licensee and third party is provided to Licensor.

(b) If Licensor has licensed such Third Party IP, Licensor will provide it to Licensee as an addendum to this agreement and without any change in Royalties, if any, will be defined in the addendum.

4.6 Earned Royalty if Licensee Challenges the Patent. Notwithstanding the above, should Licensee bring an action seeking to invalidate any Patent, Licensee will pay royalties to Licensor at the rate of 1.5x the royalty set out in Section 4.3 of the Net Sales of all Products sold during the pendency of such action. Moreover, should the outcome of such action determine that any claim of a patent challenged by Licensee is both valid and infringed by a Product, Licensee will pay royalties at the rate of 2x the royalty set out in Section 4.3 of the Net Sales of all Products sold. This section 4.6 shall not apply to payments, fees and milestone payments already made by Licensor to Licensee, prior to such Challenge date.

4.7 Currency. Licensee will calculate the royalty on sales in currencies other than U.S. Dollars using the appropriate foreign exchange rate used for the conversion of Licensee's books to U.S. dollars in consolidating its financial statements. This conversion shall not be significantly different than the currency quoted by the Bank of America (New York) foreign exchange desk, on the close of business on the last banking day of the conversion of such financial statements by Licensee. Licensee will make royalty payments to Licensor in U.S. Dollars.

4.8 Non-U.S. Taxes. Licensee will pay all non-U.S. taxes related to royalty payments. These payments are not deductible from any payments due to Licensor

4.9 Interest. Any payments not made when due will bear interest at the lower of (a) the Prime Rate published in the Wall Street Journal plus 200 basis points or (b) the maximum rate permitted by law.

4.10 No Refund. In the event that a validity or non-infringement challenge of a Patent brought by Licensee is successful, Licensee will have no right to recoup any License Fees, Milestone Payments or Royalties paid before or during the period challenge.

5 SUBLICENSING

5.1 Permitted Sublicensing. Licensee may grant sublicenses in the Licensed Field of Use only if Licensee is developing or selling Products.

5.2 Sublicense Requirements. Any sublicense:

a) is subject to this Agreement;

b) will reflect that any sublicensee will not further sublicense;

c) will prohibit sublicensee from paying royalties to an escrow or other similar account;

d) will expressly include the provisions of Section 8, 10, 11 and 12 for the benefit of Licensor;

e) will include the provisions of Section 5.1and require the transfer of all obligations, including the payment of royalties specified in the sublicense, to Licensor or its designee, if this Agreement is terminated.

5.3 Litigation by Sublicensee. Any sublicense must include the following clauses:

a) In the event sublicensee brings an action seeking to invalidate any Licensed Patent.:

i) sublicensee will multiply the payments paid to the Licensee during the pendency of such action by a multiple of 1.5. Moreover, should the outcome of such action determine that any claim of a patent challenged by the sublicensee is both valid and infringed by a Licensed Product, sublicensee will double the payment paid under the original sublicense;

ii) sublicensee will have no right to recoup any royalties paid before or during the period challenge;

iii) any dispute regarding the validity of any Licensed Patent shall be litigated in the courts located in New York and the parties agree not to challenge personal jurisdiction in that forum;

iv) sublicensee shall not pay royalties into any escrow or other similar account.

b) Sublicensee will provide written notice to Licensor at least three months prior to bringing an action seeking to invalidate a Licensed Patent. Subli-

J.P.H.

censee will include with such written notice an identification of all prior art it believes invalidates any claim of the Licensed Patent.

5.4 Copy of Sublicenses. Licensee will submit to Licensor a copy of each sublicense.

5.5 Sharing of Sublicensing Income. Licensee will retain half of license issue royalties, and half of earned royalty income received by Licensee from a sublicensee in excess of that which is payable to Licensor under Section 4.3. Licensee will pay the remainder of sublicensee income to Licensor as additional royalty. This Section 5.5 does not apply to any entity in which Licensee has stock ownership of 25% or more of a sublicensee company.

6 Entire Consideration. The License Fee, Milestone Payment, Royalties and Earned Royalties paid herein are the Licensor's sole consideration for the license and any other rights granted to Licensee hereunder and Licensor shall not be entitled to any other compensation in connection therewith.

7 Tax. Licensor shall be responsible for and pay any applicable taxes due in connection with any payments made under this Agreement to Licensor.

8 Reporting and Auditing.

8.1 Licensee shall provide Licensor with the following written reports: (a) a detailed report, every six months signed by the chief financial officer or the chief executive officer of Licensee, specifying all amounts payable to Licensor under this Agreement in respect of the period to which the report refers. Such report shall include all the sales made by Licensee with a breakdown of Net Sales according to the following four regions: Americas, EMEA, APAC and ROW (rest of the world). Any information provided by Licensee to Licensor or otherwise obtained by Licensor in connection with this Agreement shall be deemed Confidential Information of Licensee and shall be subject to the provisions pertaining to confidentiality herein.

8.2 Licensee shall keep complete, accurate and correct books of account and records consistent with sound business and accounting principles and practices.

8.3 Auditing Rights. Licensor shall be entitled, once in every 12 month period, within 30 (thirty) days of a written request, to appoint an independent auditor from a reputable accounting firm, selected by it to inspect, during the Licensee's regular business hours, all records, and documents of the Licensee which contain information bearing upon the amounts payable to Licensor under this Agreement. Licensee shall take all reasonable steps necessary so that all such books of account, records and other documentation of Licensee are available for inspection as aforesaid. The cost of such auditing shall be borne by the Licensor except if the audit uncovers an underreporting of the corresponding amounts owed to Licensor by more than ten percent (10%) or if Licensee books and records are not kept in a manner consistent with sound business and accounting principles and practices in which case Licensee will assume the costs of the audit, whether a discrepancy is found or not. Licensee shall remedy such discrepancy and pay the

shortfall within thirty (30) business days of the date of discover. Such fees by auditor will be at internationally accepted common rates. Such independent auditor shall be bound by a written undertaking of confidentiality and non-use in a form approved by Licensee.

8.4 Any information provided to a Party under this Section shall be considered Confidential Information, subject to the provisions of Section 15 below.

9 Warranties. Licensor certifies to Licensee that it has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Licensor from granting Licensee the License and complying with the provisions hereof and further certifies that it will not enter into any such conflicting agreements or undertake any obligations that might interfere with or prevent its undertakings hereunder or the compliance with the provisions of this Agreement. Licensor represents warrants and undertakes that the execution and delivery of this Agreement and the grant of the License and other rights to Licensee hereunder do not require the consent of any person or entity.

10 Exclusions And Negation Of Warranties.

10.1 Negation of Warranties. Licensor provides Licensee the rights granted in this Agreement AS IS and WITH ALL FAULTS. With the expressed exception of the warranties set out in Section 9 above, Licensor makes no representations and extends no warranties of any kind, either express or implied. Among other things, Licensor disclaims any express or implied warranty:

a) of merchantability, of fitness for a particular purpose,

b) of non-infringement or

c) arising out of any course of dealing.

10.2 No Representation of Licensed Patent. Licensee also acknowledges that Licensor does not represent or warrant:

a) the validity or scope of any Licensed Patent, or

b) that the exploitation of Licensed Patent or Technology will be successful.

11 Indemnification. Licensee will indemnify, hold harmless, and defend Licensor, officers, employees, managers, and agents against any claim from an End User of Licensee, brought against Licensor, its officers, employees, managers, and agents, including any reasonable attorney's fees, claiming compensation due to product liability or injuries arising from a Product Modification.. Licensor shall promptly inform Licensee upon receipt of notice of any such claim and will allow Licensee to control the defense of any such claim. Any settlement will require the prior written approval of the Licensee, which approval will not be unreasonably withheld. An End User is defined as party to whom Licensee has distributed, sold, have sold, licensed and/or sub-licensed the Product in the Field of Use. A Product Modification is a change or modification in the Product by Licensee without Licensor's written consent.

J.D.H.

12 Term and Termination:

12.1 Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this section, shall continue in full force and effect until the date of expiry of the last of the Patents. Upon expiration of this Agreement, the License granted herein shall become fully paid up, royalty free, perpetual and irrevocable.

12.2 Termination. Either party may terminate this Agreement at any time upon notice to the other party in the event that: (a) the other party breaches a material obligation under this Agreement and fails to remedy such breach within sixty (60) days following written notice from the other party, or (b) the other party ceases to do business and does not transfer and assign its rights hereunder to a successor. Neither party shall be liable for damages of any kind solely as a result of exercising its rights to terminate this Agreement. For purposes of this Section 12.2 the material obligations of the Licensee are as follows; (a) timely payment of the amounts due under Section 4, and (b) compliance with the terms of Section 5, Sublicensing, and (c) compliance with the terms of Section 1.1 Field of Use, and (d) enabling to perform Auditing rights as described in Section 8.3.

12.3 Termination by Licensor. Licensor, at its option, may immediately terminate the Agreement, upon delivery of written notice to Licensee of Licensor's decision to terminate, only if the following occur:

Licensee becomes in arrears in any payments due under the Agreement, and Licensee fails to make the required payment within 30 days after delivery of written notice from Licensor.

12.4 Effects of Termination; Survival. All provisions of this Agreement which by their nature must survive termination in order to achieve the fundamental purposes of this Agreement and said provisions, shall survive any termination or expiration of this Agreement. If the Agreement is terminated for any reason:

(a) All rights and licenses of Sublicensees shall terminate upon termination of the Agreement; provided however, if the Sublicense Agreement is for all of the Field of Use for all of the Territory, and the Sublicensee is in good standing and agrees in writing to assume all of the obligations of Licensee and provides Licensor with written notice thereof within 30 days after termination of the Agreement, then such Sublicense Agreement shall survive; and

(b) The License granted to Licensee under Section 2 above shall terminate and be of no further force and effect.

(c) Licensee shall tender payment of all accrued royalties and other payments due to Licensor as of the effective date of termination; and

(d) Nothing in the Agreement will be construed to release either Party from any obligation that matured prior to the effective date of termination; and the provisions of Section 8 (Reporting and Auditing) Section 9 (Warranties), Section 10 (Exclusion and Negation of Warranties), Section 11 (Indemnification), Section 15 (Confidentiality), Section 18 (General) and, Section 4 (Consideration) shall survive with respect to all activities and payment obligations accruing prior to the termination or expiration of the Agreement.

13 Arbitration. The parties agree that disputes relating to a breach of license by licensee or royalty payment dispute, this agreement and either party's rights or duties shall be referred to binding arbitration governed by the provisions set forth in this paragraph. The parties seeking to arbitrate a dispute shall notify the other party in writing of its grievance and the parties shall schedule arbitration within 60 days of said notice. The arbitration shall be held in New York, conducted accordance with the rule of the American Arbitration Association for Commercial Disputes and presided over by a retired trail or appellate court judge. The arbitrator shall be selected by the defending party from a list of five candidates designated by the aggrieved party from a list provided by a local alternative dispute resolution association. In the event that the defending party fails to select one of the candidates within ten days of the receipt of the list of candidates, the arbitrator shall be the selected in order from the list depending upon availability. The aggrieved party shall be obligated to select the list of candidates with reputations for impartiality, competency and decisiveness. In connection with such arbitration, the arbitrator is hereby authorized to award not only damages but also injunctive relief and to award to the prevailing party in such arbitration its reasonable attorney fees and costs associated with such action.

14 Marking. Before any Licensed Patent issues, Licensee will mark Product with the words "Patent Pending." Otherwise, Licensee will mark Product with the number of any issued Licensed Patent

15 Confidentiality and Non-Use. The MUTUAL NONDISCLOSURE AND CONFIDENTIALITY AGREEMENT dated March 2010 between the parties in hereby incorporated into this agreement as **Exhibit B**.

16 Status of the Parties. Nothing herein shall be interpreted or construed to create an employment relationship, an association, agency, joint venture, teaming or partnership between the Parties or to impose any liability attributable to such a relationship upon either Party. Neither Party shall have any right, power or authority to enter into any agreement for, or on behalf of, or incur any obligation or liability on behalf of or to otherwise bind the other Party.

17 Non-disparagement. The Parties agree not to make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame the Product, personal or business reputation, practices, or conduct of the other, its employees, directors, and officers. The Parties acknowledge and agree that this prohibition extends to statements, written or verbal, made to anyone, including but not limited to, the news media, investors, poten-

tial investors, any board of directors or advisory board or directors, industry analysts, competitors, strategic partners, vendors, employees (past and present), and clients.

18 General.

a) Notice. Any notice, approval, request, authorization, direction or other communication under this Agreement shall be provided in writing and will be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered personally to the Party to whom it is directed; (ii) one business day after deposit with a commercial overnight carrier, with written verification of receipt; or (iv) five business days after the mailing date, whether or not actually received, if sent by mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available. The notice address shall be the address of the Party set forth in the first paragraph of this Agreement, with the other relevant notice information.

b) No Waiver. No waiver under this Agreement shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of such waiver is sought. The failure of either Party to insist upon, or enforce strict performance by the other Party of any provision of this Agreement, or to exercise any right under this Agreement, shall not be construed as a waiver or relinquishment to any extent of such Party's right to assert or rely upon any such provision or right in that, or any other instance; rather, the same shall be and remain in full force and effect.

c) Entire Agreement; Amendment. Except for the MUTUAL NONDISCLOSURE AND CONFIDENTIALITY AGREEMENT dated March 2010, this Agreement with its Appendices, all of which are incorporated by this reference as though set forth in full, sets forth the entire and exclusive statement of the agreement between the Parties and, as of the Effective Date, supersedes any and all prior agreements negotiations, representations and proposals, written or oral, of the Parties with respect to the subject matters hereof. Neither Party shall be bound by, and each Party specifically objects to any term, condition or other provision which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proffered by the other Party in any correspondence or other document, unless the Party to be bound thereby specifically agrees to such provision in writing. No change, amendment and/or modification of any provision of this Agreement shall be valid unless set forth in a written instrument signed by both Parties.

d) Assignment. This Agreement shall be fully binding upon inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns.

e) Construction; Severability. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed, or if any such provision is held invalid by a court with jurisdiction over the Parties to this Agreement, (i) such provision shall be deemed to be restated to reflect as much as

DY.

possible the original intentions of the Parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.

f) Applicable Law; Jurisdiction. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of New York except for its conflicts of laws principles. Each Party irrevocably consents and submits to the exclusive jurisdiction of the courts of New York in connection with any action, to enforce the provisions of this Agreement, to recover damages or other relief for breach or default under this Agreement, or otherwise arising under or by reason of this Agreement.

g) Headings; Interpretations. The captions and headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement. This Agreement shall be construed fairly according to its terms, without regard to the drafter of any provision hereof.

h) Counterparts; Facsimile. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile shall be effective to the same extent as if such Party had delivered a manually executed counterpart.

IN WITNESS WHEREOF, the Parties hereto, each acting under due and proper authority, have executed this Agreement as of the date first written above.

REVITALVISION LLC	**UCANSI, INC.**
By: [signature]	By: [signature]
Print Name: John D. Hunkeler (PDH)	Print Name: Nimrod Madar
Title: Chairman	Title: CEO

PDH

Exhibit A – Intellectual Property

The Patents comprise 3 US patents, one US pending patent in addition to several international patents, all as detailed below:

- **US 6,876,758 B1**

  A METHOD AND SYSTEM FOR IMPROVING A USERS WITH VISUAL PERCEPTION OVER A COMMUNICATIONS NETWORK

  Invention summary: The invention describes a method and apparatus to identify and improve the visual and neurological performance in the brain and nervous system. The method is carried out over a communications network system such as the Internet

  Filed: December 27, 1999
  Issued: April 5, 2005
  Expires: May 25, 2017

- **US 7,004,912 B2**

  SYSTEMS AND METHODS FOR IMPROVING VISUAL PERCEPTION

  Invention summary: The invention describes a system for identifying deficiencies and/or efficiencies in the neural interactions of a person's visual cortex and describes various visual stimuli and processing algorithms to correct known visual deficiencies.

  Filed: December 26, 2000
  Issued: February 28, 2006.
  Expires: April 7, 2020

- **US 7,427,138 B2**

  METHOD AND APPARATUS FOR IMPROVING VISUAL PERCEPTION

  Invention summary: The invention describes a system for identifying deficiencies and/or efficiencies in the neural interactions of a person's visual cortex and describes various visual stimuli and processing algorithms to correct known visual deficiencies. The system additionally incorporates training glasses with reduced refraction that further challenges the eye(s) being treated.

  Filed: November 4, 2004
  Issued: September 23, 2008
  Expires: April 12, 2024

- **US 7,661,821 B2**

  APPARATUS FOR IMPROVING VISUAL PERCEPTION

  Invention summary: Apparatus for improving the visual perception ability of a person with respect to a particular eye condition of at least one

eye, includes a client terminal including display device for displaying images to the person, and an input device for inputting responses by the person to images displayed in said display device; and a processor system programmed such that in an evaluation phase, the processor controls said display device to display to the person a plurality of images selected to test the visual perception ability of the person with respect to at least one visual defect, and utilizes responses inputted by the person via said input device to select another plurality of images designed to improve the visual perception ability of the person with respect to a detected visual defect.

Filed: April 12, 2008
Issued: February 16, 2011
Expires: April 14, 2020 plus 103 Days

- **Israel, 133758**
  METHOD AND APPARATUS FOR IMPROVING VISION
  Issued: Aug 20, 2006

- **Europe (current in , Germany, France, United Kingdom) EP 1 246 596 B1**
  SYSTEMS AND METHODS FOR IMPROVING VISUAL PERCEPTION
  Invention summary: European counterpart to IL 13375899/ US 642506/ US 711354 above.
  Issued: March 17, 2004

- **Singapore, 200403374-2; Pub # 107714**
  SYSTEMS AND METHODS FOR IMPROVING VISUAL PERCEPTION
  Invention summary: Singapore counterpart to IL 13375899/ US 642506/ US 711354 above.
  Issued: November 30, 2005

- **Japan, JP, 2006-539069, A (Pending)**
  METHOD AND APPARATUS FOR IMPROVING VISUAL PERCEPTION
  Invention summary: Japan Counterpart to WO 2005/044096, US 60/517,095.
  Issued: Pending

Exhibit B –Mutual Nondisclosure and Confidentiality Agreement